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                                                                   Exhibit 10.24


                              THREE SISTERS RANCH

                                  ENTERPRISES


                              THIRD LEASE ADDENDUM

     This Third Lease Addendum is entered into effective September 17, 1998 by and between Three Sisters Ranch Enterprises, a California partnership ("Landlord") and Conceptus, Inc., a California corporation (Tenant").

     This Third Lease Addendum is attached to and forms a part of the Lease identified below, together with any amendments, modifications and exhibits, including a prior Lease Addendum and a prior Lease Addendum and Partial Termination Agreement. This Third Lease Addendum constitutes additional covenants and agreements which are intended to prevail in the event of any conflict between the covenants and agreements contained in this Third Lease Addendum and those contained in the Lease itself and/or the Lease Addenda. Except for the additions, changes and removals listed herein, all other terms and conditions of the Lease will remain in full force and effect throughout the term of the Lease.


                                    Recitals

     A. On or about April 15, 1997, Landlord and Tenant entered into a lease ("Lease"), for the certain premises owned by Landlord, and thereafter executed a Lease Addendum and a Lease Addendum and Partial Termination Agreement. Tenant currently occupies 16,397 square feet of 957 Industrial Road, Suites D, F, G, H, J, L, P and R, San Carlos, California, 94070 (together, the "Premises"), that are all part of a building complex more commonly known as the San Carlos Business Center.

     B. Tenant has notified Landlord that Tenant intends to sublease the Premises, that Tenant intends to collect rent form the subtenant in an amount ("Excess Rent") in excess of the Rent due to Landlord under the Lease, and that Tenant intends to enter into a separate agreement with the subtenant for the leasing of furniture to be used in the Premises.

     C. Tenant has also notified Landlord that Tenant has spent the sum of $575,910 ("Tenant Costs") in tenant improvements for the Premises.


                              TERMS AND CONDITIONS

     1. During the remaining Term of the Lease, for so long as Tenant is not in material default under any of the provisions of the Lease (which default remains uncured after the expiration of all applicable cure periods), Paragraph 21B shall be amended to read as follows:




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     B.   Bonus Rent. The rent collected by Tenant from the subtenant shall be paid to the parties:

          1. The Rent due under the Lease shall be paid to Landlord.

          2. That portion of Excess Rent up to and including $0.15 per square foot of the Premises shall be paid to Landlord ("Landlord's Share").

          3. That portion of the Excess Rent in excess of Landlord's Share shall first be allocated and paid to Tenant to reimburse Tenant for (a) the costs of tenant improvements paid for by Tenant, not to exceed $575,910.00 ("Tenant Costs") and (b) any reasonable brokerage commission ("Commission") incurred by Tenant in connection with obtaining a sublease. Such Tenant Costs and Commission shall be amortized over the remaining Term of the Lease, and Tenant shall be paid a monthly amount of Excess Rent in excess of Landlord's Share based on such amortization ("Tenant's Share").

          4. Any amount of Excess Rent in excess of Landlord's Share and Tenant's Share shall be divided and paid ten percent (10%) to Tenant and ninety percent (90%) to Landlord.

     2. In the event that Tenant is in material default under any of the terms of the Lease (which default remains uncured after the expiration of all applicable cure periods), from and after written notice from Landlord, the original Paragraph 21B, as set forth in the Lease, shall control the division of Excess Rent and shall supercede and replace the revised Paragraph 21B as set forth above in Paragraph 1 of this Third Lease Addendum.

     3. The Option to Renew provided for in paragraph 43 of the Lease is hereafter null and void and neither Tenant nor the subtenant shall have any option to renew or extend the Term of this Lease.

IN WITNESS HEREOF, the Parties hereto have executed this Third Lease Addendum as of the date set forth above.


         Three Sisters Ranch Enterprises        Conceptus, Inc.
         Landlord                               Tenant

         By: /s/ Martin Ruberry                 By: /s/ Sanford Fitch
            -----------------------------          -----------------------------
         Martin E. Ruberry                      Sanford Fitch
         General Manager                        Sr. VP & CFO


Date: September 21, 1998                        Date: September 17, 1998